EXHIBIT 16.1

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel: 2851 7954
Fax: 2545 4086

ALBERT WONG
B.SOC., SC., ACA., LL.B.,
CPA(Practising)

April 9, 2014

Securities and Exchange Commission
100 F Street N.E. Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 8, 2014, to be filed by our former client, YUS International Group Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Albert Wong & Co.
Albert Wong & Co.
Certified Public Accountants

Hong Kong, China